Contact:	Contact:
Large Scale Biology Corp.	Venturi & Company LLC
Daniel Tusé, Ph.D.	Lindsay Hoover
Tel. 707 469 2316	Tel. 650 342 8100
daniel.tuse@lsbc.com	lhoover@venturico.com

For immediate release:

Large Scale Biology Corporation Achieves Important Industry Benchmark In the Molecular Evolution of Proteins

Vacaville, California, November 10, 2006 - Large Scale Biology Corporation (LSBC) today announced that the Company had achieved an important benchmark in its efforts to develop and apply novel methods for improving proteins through molecular evolution. LSBC’s internally developed, patented new methods for gene shuffling and lead selection comprise an integrated process through which protein molecules with improved function can be developed and evaluated with unprecedented efficiency.

In a multi-year program supported by the U.S. Army’s Medical Research Institute of Infectious Diseases (USAMRIID), LSBC has been evolving interferon (IFN) variants for potential use against weaponizable viruses. To date LSBC has successfully delivered to USAMRIID more than 1,500 novel IFN variants for use in the Army’s pathogen screening programs. Should one or more of these molecules be of interest for further development, LSBC possesses the intellectual property for processes to rapidly manufacture and supply these proteins in large scale.

Over the past several years, LSBC scientists have been perfecting a new method for evolving desirable traits from genes. This method, termed GRAMMR™ (for Genetic ReAssortment through MisMatch Resolution), offers unique solutions to the problems of gene shuffling and introduces unsurpassed time and cost efficiencies into the overall process of molecular evolution. While typical shuffling methods rely on fragmentation and laborious methods of reassembly of donor DNA, GRAMMR achieves recombination through information transfer from one gene to the other without requiring fragmentation or reassembly.

As the first step in LSBC’s integrated approach to directed molecular evolution, GRAMMR shuffling produces libraries containing many thousands of unique, shuffled clones in less than a week. The sequences of these clones are then analyzed by a proprietary, custom-written bioinformatics package that tracks genetic parentage and assesses library quality. In the program with USAMRIID, after creation of hybrid gene libraries LSBC produces the corresponding hybrid proteins using the Company’s GENEWARE® plant-based expression system. LSBC has established that plants can produce large quantities of a wide array of human and other proteins, including those that are toxic to human, animal or microbial host cells in high concentration. By coupling this patented expression system into the discovery process, LSBC achieves two goals simultaneously: (1) rapid expression of functional proteins without “host effects” and (2) screening of clones for their ability to be expressed in plants. This selection process not only yields sufficient material for screening, but also the ability to produce desired proteins in a scalable, rapid and cost-effective manufacturing system that has become one of LSBC’s most significant technical accomplishments.

Large Scale Biology Corporation ▪  3333 Vaca Valley Parkway, Suite 1000 ▪ Vacaville, CA 95688 ▪ www.lsbc.com

The clear advantages of this integrated approach to protein improvement and functional discovery led to the establishment of a multi-year program supported by USAMRIID, which was initiated through a Congressional appropriation for LSBC in 2004 and continues today. In this productive collaboration, which focuses on discovery of rapid-acting antiviral proteins called interferons (IFN), LSBC generates molecular diversity and small samples of IFN protein variants while USAMRIID screens these leads for improved activity against viral threat agents. LSBC successfully shuffled Alpha IFN with other Type I interferons, including Beta, Epsilon, Kappa and Omega. Although the genes encoding these proteins share only moderate levels of homology, the ability of GRAMMR to shuffle distantly related molecules has made it possible to create a large number of hybrid proteins that have never been described before. The proteins in this collection retain the basic properties of their parent molecules and are being screened for biological activities that are superior to their native counterparts. The combination of GRAMMR gene shuffling technology and the GENEWARE plant-based expression system enabled LSBC to create large libraries of shuffled proteins in a short period of time. Subsequent rounds of GRAMMR shuffling can be used to custom-evolve attractive lead IFN variants to control a broad collection, a narrow spectrum, or even a specific threat agent.

In addition to homeland security, LSBC’s molecular improvement platform could find broad application in medical and industrial fields. Essentially any class of protein can be subjected to GRAMMR evolution and, with appropriate screening endpoints, improved variants could be found. LSBC has already entered into one industrial collaboration where GRAMMR is being applied to modify the properties of enzymes used in the synthesis of pharmaceuticals.

LSBC’s freedom to operate with the GRAMMR process is supported by three issued U.S. patents, with several more applications currently in prosecution. US 7,056,740 issued June 6, 2006, entitled "Mismatch Endonucleases and Methods of Use," covers the GRAMMR methodology itself. US 7,078,211 issued July 18, 2006, entitled "Nucleic Acid Molecules Encoding Endonucleases and Methods of Use Thereof," covers the RES I enzyme that is a key component in the GRAMMR reaction as it is currently practiced. US 6,468,745 issued October 22, 2002, entitled "Method for Expressing a Library of Nucleic Acid Sequence Variants and Selecting Desired Traits," covers a method for using viral vectors to screen libraries of nucleic acids, such as those generated by GRAMMR shuffling technology.

Large Scale Biology Corporation ▪  3333 Vaca Valley Parkway, Suite 1000 ▪ Vacaville, CA 95688 ▪ www.lsbc.com

The verification of a robust and highly efficient new process for molecular evolution and the recently issued patents to support it, plus our successes in delivering to our clients and partners the content that we promised, mark an important benchmark in this field and in LSBC’s list of accomplishments.

About Large Scale Biology Corporation
Large Scale Biology Corporation is a biotechnology company that has developed and patent-protected enabling technologies for molecular improvement, gene expression and biomanufacturing of biotherapeutics, vaccines and industrial proteins applicable to important life science industry markets. LSBC is a consolidated debtor currently operating in Chapter 11 under U.S. bankruptcy laws. Venturi & Company LLC has been retained by LSBC as the Company’s exclusive financial advisor in the sale of some or all of the Company’s business segments and/or assets. For more information about Large Scale Biology Corporation, visit the Company's website at www.lsbc.com. LSBC™ and GRAMMR™ are trademarks of Large Scale Biology Corporation. GENEWARE® is a registered trademark of Large Scale Biology Corporation. ©2006. All Rights Reserved Worldwide.

Large Scale Biology Corporation ▪  3333 Vaca Valley Parkway, Suite 1000 ▪ Vacaville, CA 95688 ▪ www.lsbc.com